 Exhibit 3.1
AMENDMENT NO. 1 TO FIFTH AMENDED AND RESTATED
 LIMITED LIABILITY COMPANY AGREEMENT
OF
ENTERPRISE PRODUCTS HOLDINGS LLC
 A Delaware Limited Liability Company

This Amendment No. 1 (this “Amendment”) to Fifth Amended and Restated Limited Liability Company Agreement, dated as of September 7, 2011 (the “Agreement”), of Enterprise Products Holdings LLC, a Delaware limited liability company (the “Company”), is hereby adopted, executed and agreed to, by Dan Duncan LLC, a Texas limited liability company, as the sole Member of the Company (“DDLLC”), effective as of 12:00 noon (Central Time) on April 26, 2017.  Capitalized terms used but not defined herein are used as defined in the Agreement.
RECITALS
A.
WHEREAS, Section 18-305(g) of the Act provides that the rights of a member or manager to obtain information as provided in Section 18-305 of the Act may be restricted in an amendment to a limited liability company agreement approved or adopted by all of the members; and

B.	WHEREAS, DDLLC, the sole Member of the Company, deems it advisable to amend the Agreement as set forth herein.
AGREEMENTS
NOW, THEREFORE, DDLLC, as the sole Member of the Company, does hereby amend the Agreement as follows:
Section 1.               Amendments
(a) Amendment to Article 6 to add Section 6.08.  Article 6 of the Agreement is hereby amended to add Section 6.08 as set forth below:
6.08 Conflicts of Interest Limitations.
When either the Company’s management or the Office of the Chairman of the Company established by the Board of Directors (the “Office of the Chairman”) has identified a potential conflict of interest with the Company and/or the MLP, on the one hand, and a member of the Board of Directors on the other hand, based on such member’s interest in (including ownership of, employment with or services to) another entity that competes, proposes to compete, or could reasonably be expected to compete, with a business of the

Company and/or the MLP (such business, the “Conflicted Business”), and the Office of the Chairman determines in its sole discretion that a potential conflict of interest exists, such member of the Board of Directors shall be deemed a “Conflicted Director”.  A Conflicted Director shall not be entitled to review, and shall be restricted or otherwise prohibited from reviewing, non-public information and books and records, and shall be restricted and recused or otherwise excluded from discussions or voting in a meeting of the Board of Directors, in each case relating, directly or indirectly, to the Conflicted Business (such information, the “Restricted Information”).  The Company’s Office of the Chairman, chief executive officer, president, chief operating officer, chief financial officer, executive vice president(s), chief legal officer, and/or general counsel (or any other Company officer acting at the direction of any of the foregoing persons) shall (in their discretion) be entitled to restrict or otherwise prohibit access by a Conflicted Director to any information that constitutes Restricted Information (including information that is otherwise provided generally to the Board of Directors), and restrict or otherwise prohibit access by a Conflicted Director to non-public books and records of the Company and the MLP that constitute Restricted Information.  Without limiting the foregoing, any determination with respect to the matters set forth above may be made if, in the sole discretion of either the Office of the Chairman or the Company’s management, (i) any applicable law (including any antitrust law) requires the Company or the MLP to restrict or prohibit access to any such information, (ii) the information is subject to confidentiality obligations to a third party, (iii) disclosure of any such information or document could be expected to result in the loss of attorney-client privilege, (iv) disclosure of such information or books and records would make available sensitive commercial information, including, without limitation, strategies, business opportunities and proprietary market data, (v) disclosure of such information or books and records could otherwise compromise or adversely affect the Company’s or the MLP’s competitive position or business, or (vi) any other business reason exists for restricting or prohibiting access to such information.  This Section 6.08 is intended to restrict the rights of a manager of the Company to such Restricted Information to the fullest extent permitted under Section 18-305(g) of the Act (or any successor Law).
(b) Amendment to Attachment I.  Attachment I to the Agreement is hereby amended to add the following in alphabetical order:
Conflicted Business - Section 6.08.
Conflicted Director - Section 6.08.
Office of the Chairman - Section 6.08.
Restricted Information - Section 6.08.

Section 2.              Ratification of Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.
Section 3.               Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.
[Signature Page Follows]

IN WITNESS WHEREOF, DDLLC has executed this Amendment No. 1 as the sole Member as of the date first set forth above.

MEMBER:
DAN DUNCAN LLC

By:	/s/ Richard H. Bachmann
Name:	Richard H. Bachmann
Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to Fifth Amended and Restated LLC Agreement
of
Enterprise Products Holdings LLC